Centennial Resource Development Announces Full Year 2020 Results and 2021 Guidance
DENVER, February 23, 2021 (GLOBE NEWSWIRE) -- Centennial Resource Development, Inc. (“Centennial” or the “Company”) (NASDAQ: CDEV) today announced 2020 financial and operational results and 2021 operational plans and targets.
Financial and Operational Highlights
•Generated free cash flow and reduced total debt for the second consecutive quarter
•Reported 2020 production volumes, capital expenditures and total unit costs within full year guidance ranges
•Achieved record spud-to-total depth time for a two-mile lateral
•Increased year-over-year acreage position primarily through cost-free swaps and trades
2021 Financial and Operational Plan
•Expect to be free cash flow positive in 2021 using current strip pricing
•Anticipate significant reduction in leverage by year-end 2021
•Plan to operate two-rig drilling program
•Expect to average full year oil production consistent with fourth quarter 2020 levels
•Operational plan supported by structurally lower well costs and increased lateral lengths
Financial Results
For the full year, Centennial reported a net loss of $682.8 million, or $2.46 per diluted share, driven primarily by a non-cash impairment charge incurred during the first quarter in addition to historically low oil prices during a portion of the year as a result of the COVID-19 pandemic. Full year results compare to net income of $15.8 million, or $0.06 per diluted share, in the prior year. For the fourth quarter, the Company reported a net loss of $88.7 million, or $0.32 per diluted share, compared to net income of $9.6 million, or $0.03 per diluted share, in the prior year period. As a result of higher realized commodity prices and continued cost discipline, the Company generated net cash from operating activities of $41.1 million and free cash flow1 of $29.0 million in the fourth quarter of 2020.
Full year total equivalent production averaged 67,161 barrels of oil equivalent per day (“Boe/d”) compared to 76,072 Boe/d in the prior year. Average daily crude oil production during the full year was 36,084 barrels of oil per day (“Bbls/d”) compared to 42,692 Bbls/d in the prior year. For the fourth quarter, crude oil production averaged 30,196 Bbls/d, in-line with Company expectations as no new wells were placed on production during the quarter.
“We added a second rig in December and are excited to resume operational activity. Importantly, our team continues to drive higher efficiencies in the field which will remain a key focus for us in 2021,” said Sean R. Smith, Chief Executive Officer. “Coupled with current strip pricing, our reduced cost structure, lower well costs and shallower base decline rate sets us up for free cash flow generation this year. We expect to organically de-lever the balance sheet and end the year in a stronger financial position.”

2021 Operational Plans and Targets
Centennial plans to operate a two-rig drilling program in 2021. Assuming planned activity levels and current commodity prices, the Company expects its full year average oil production to remain largely consistent with fourth quarter 2020 levels. During 2021, Centennial will continue to focus on managing its balance sheet and improving liquidity.
“Our capital plan will position Centennial to be free cash flow positive, while improving our leverage metrics during 2021,” said Smith. “Ultimately, we expect to end the year with a net debt-to-LTM EBITDAX2 ratio below 2.5x, assuming current strip pricing.”
The estimated fiscal year 2021 total capital budget is approximately $260 million to $310 million. Total drilling, completion and facilities (“DC&F”) costs are estimated to be $250 million to $290 million, of which essentially all is associated with operated activity. The Company’s capital budget is underpinned by a 33% reduction in well costs compared to year-end 2019. Lastly, Centennial has allocated approximately $10 million to $20 million to infrastructure, land and other capital expenditures.
During 2021, Centennial anticipates that approximately 70% of its completions will occur in Lea County, New Mexico, with the remaining portion allocated to its Reeves County, Texas position. Additionally, the Company expects its average completed lateral length for the full year to increase 17% to approximately 8,800 feet compared to the prior year, driving further capital efficiency improvements.
(For a detailed table summarizing Centennial’s 2021 operational and financial guidance, please see the Appendix of this press release.)
Recent Winter Weather Impacts
The severe winter weather which recently affected millions of Americans across Texas and other states also impacted Centennial’s employees and operations. While the Company continues to assess developments in the field, Centennial recently regained full electric power to its operations and is in the process of placing wells back on production. As a result of these events and the expected timing of operational activity, Centennial expects its first quarter 2021 production levels to decline compared to the previous quarter. The Company expects a modestly increasing quarterly production profile for the remainder of the year.
“Our employees and their families’ well-being remain our top priority, and I would like to personally thank our team members in the field for their hard work and dedication over the past two weeks,” said Smith. “While the recent winter weather and associated power outages significantly impacted our operations, we now have the majority of our production back online and expect to restore the remaining portion by the end of this week.”
Fourth Quarter Operational Results
Centennial operated one drilling rig for a majority of the fourth quarter and added a second drilling rig and commenced completion activity in late December. The Company spud seven wells during the quarter, which was higher than anticipated due to drilling efficiencies.
“Our operations team continues to build upon the efficiencies gained last year. During the fourth quarter, we set a new Company drilling record, reaching spud-to-total depth on a two-mile lateral in just under eight days,” said Smith. “These reduced cycle times and structural cost reductions have driven a material reduction in well costs and are evidenced by our year-to-date 2021 completions, which consist of six wells with an average gross cost of approximately $790 per lateral foot.”

Additionally, Centennial has placed a heightened focus on reducing the volume of natural gas flared at its production locations. During the fourth quarter, Centennial’s flaring rate was 0.5% of total gross operated gas production. “Gas capture will continue to be an ongoing priority, and for 2021, we have set a flaring target of 1%,” said Smith.
Total capital expenditures incurred for the quarter were $29.9 million. Fourth quarter drilling and completion capital expenditures totaled $24.1 million and included higher activity than originally anticipated due to continued drilling efficiencies. The remaining $5.8 million was primarily spent on facilities and infrastructure. For the full year, total capital expenditures were $254.8 million, of which nearly 70% was incurred in the first quarter.
Acreage Position Update
In 2020, Centennial increased its acreage position by approximately 3,500 net acres primarily through cost-free acreage swaps and trades, further adding high-quality inventory to its portfolio. As of December 31, 2020, Centennial’s Delaware Basin position totaled 81,657 net acres, which is allocated between Texas (71%) and New Mexico (29%). During the year, the Company increased its New Mexico position by 27% to approximately 23,900 net acres. Notably, these additions were comprised almost entirely of state and fee acreage. As a result, the Company’s net acreage located on Federal lands is now approximately 4% of its overall Delaware Basin position, representing a slight reduction from the prior year.
Year-End 2020 Proved Reserves
Centennial reported year-end 2020 total proved reserves of 299 MMBoe compared to 301 MMBoe in the prior year. The modest decrease from the prior year was primarily attributable to lower SEC pricing, which was largely offset by the Company’s lower DC&F and operating costs that resulted in significant reserve additions during the year. At year-end 2020, proved reserves consisted of 50% oil, 30% natural gas and 20% natural gas liquids. Proved developed reserves were 149 MMBoe (50% of total proved reserves) as of December 31, 2020. For 2020, Centennial’s organic reserve replacement ratio was 91%. The Company’s 2020 proved developed finding and development cost totaled $11.48 per Boe. Centennial’s drill-bit finding and development cost was $13.53 per Boe for 2020. Centennial had a standardized measure of discounted future net cash flows of $1.2 billion at December 31, 2020. The present value at 10% (“PV 10%”, a non-GAAP financial measure reconciled within the Appendix) of Centennial’s total proved reserves was also $1.2 billion at year-end.
Netherland Sewell & Associates, Inc., an independent reserve engineering firm, prepared Centennial’s year-end reserves estimates as of December 31, 2020. (For additional information relating to our reserves, in addition to an explanation of how we calculate and use the organic reserve replacement ratio and finding and development costs, please see the Appendix of this press release.)
Capital Structure and Liquidity
During the quarter, the Company used a portion of its operating cash flow to pay down $25 million in borrowings under its credit facility. As of December 31, 2020, Centennial had approximately $6 million in cash on hand and $330 million of borrowings outstanding under its revolving credit facility. As a result, Centennial’s total liquidity position increased by approximately $25 million from the prior quarter to end the year at $340 million, which is based on its $700 million borrowing base, borrowings outstanding, the availability blocker of $32 million and $4 million in current letters of credit outstanding, plus cash on hand.

Hedge Position
For the full year 2021, Centennial has a total of 14,595 Bbls/d of oil hedged, consisting of approximately 85% fixed price swaps. For 2021, the Company currently has 9,734 Bbls/d and 2,870 Bbls/d of oil hedged at weighted average fixed prices of $43.70 per barrel WTI and $50.57 per barrel Brent, respectively. Also for 2021, the Company has 1,990 Bbls/d of WTI oil collars in place with a weighted average floor and ceiling price of $41.13 per barrel and $49.58 per barrel, respectively. Notably, a majority of the Company’s oil hedges is weighted towards the first half of 2021. Centennial’s oil production is currently unhedged in 2022 and beyond. In addition, Centennial has certain crude oil basis swaps in place for 2021 and certain natural gas hedges in place for 2021 and 2022. (For a summary table of Centennial’s derivative contracts as of February 19, 2021, please see the Appendix to this press release.)
Annual Report on Form 10-K
Centennial’s financial statements and related footnotes will be available in its Annual Report on Form 10-K for the year ended December 31, 2020, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on February 24, 2021.
Conference Call and Webcast
Centennial will host an investor conference call on Wednesday, February 24, 2021 at 8:00 a.m. Mountain (10:00 a.m. Eastern) to discuss fourth quarter and full year 2020 operating and financial results. Interested parties may join the webcast by visiting Centennial’s website at www.cdevinc.com and clicking on the webcast link or by dialing (844) 348-0017, or (213) 358-0877 for international calls, (Conference ID: 9171897) at least 15 minutes prior to the start of the call. A replay of the call will be available on Centennial’s website or by phone at (855) 859-2056 (Conference ID: 9171897) for a seven day period following the call.
About Centennial Resource Development, Inc.
Centennial Resource Development, Inc. is an independent oil and natural gas company focused on the development of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin. The Company’s assets and operations, which are held and conducted through Centennial Resource Production, LLC, are concentrated in the Delaware Basin, a sub-basin of the Permian Basin. For additional information about the Company, please visit www.cdevinc.com.
Cautionary Note Regarding Forward-Looking Statements
The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.
Forward-looking statements may include statements about:
•volatility of oil, natural gas and NGL prices or a prolonged period of low oil, natural gas or NGL prices and the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries (“OPEC”), such as Saudi Arabia, and other oil and natural gas producing countries, such as Russia, with respect to production levels or other matters related to the price of oil;

•the effects of excess supply of oil and natural gas resulting from reduced demand caused by the COVID-19 pandemic and the actions taken in response by certain oil and natural gas producing countries;
•our business strategy and future drilling plans;
•our reserves and our ability to replace the reserves we produce through drilling and property acquisitions;
•our drilling prospects, inventories, projects and programs;
•our financial strategy, liquidity and capital required for our development program;
•our realized oil, natural gas and NGL prices;
•the timing and amount of our future production of oil, natural gas and NGLs;
•our hedging strategy and results;
•our competition and government regulations;
•our ability to obtain permits and governmental approvals;
•our pending legal or environmental matters;
•the marketing and transportation of our oil, natural gas and NGLs;
•our leasehold or business acquisitions;
•cost of developing our properties;
•our anticipated rate of return;
•general economic conditions;
•weather conditions in the areas where we operate;
•credit markets;
•uncertainty regarding our future operating results;
•our plans, objectives, expectations and intentions contained in this press release that are not historical; and
•the other factors described in our most recent Annual Report on Form 10-K, and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the development, production, gathering and sale of oil and natural gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures and the other risks described in our filings with the SEC.
Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any oil and gas reserve estimate depends on the quality of available data, the interpretation of such data, and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.
Should one or more of the risks or uncertainties described in this press release occur or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.
1) Free Cash Flow is a non-GAAP financial measure. See “Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and a reconciliation to net cash provided by operating activities, our most directly comparable financial measure calculated and presented in accordance with GAAP.
2) Net debt-to-LTM EBITDAX is a non-GAAP financial measure. The Company defines net debt (reconciled in the Appendix of this press release) as long-term debt, net, plus unamortized debt discount and debt issuance costs on senior notes minus cash and cash equivalents. The Company defines net debt-to-LTM EBITDAX as net debt (defined above) divided by Adjusted EBITDAX (defined and reconciled in the Appendix of this press release) for the prior twelve-month period. The Company presents this metric to show trends that investors may find useful in understanding the Company's ability to service its debt. This metric is widely used by professional research analysts, including credit analysts, in the valuation and comparison of companies in the oil and gas exploration and production industry. Centennial does not provide guidance on the items used to reconcile between forecasted net debt-to-LTM EBITDAX to forecasted long-term debt, net, or forecasted net income due to the uncertainty regarding timing and estimates of certain items; therefore, Centennial cannot reconcile forecasted net debt-to-LTM EBITDAX to forecasted long-term debt, net, or forecasted net income without unreasonable effort.

Contact:
Hays Mabry
Director, Investor Relations
(832) 240-3265
ir@cdevinc.com
SOURCE Centennial Resource Development, Inc.

Details of our 2021 operational and financial guidance are presented below:

	2021 FY Guidance
Net average daily production (Boe/d)	56,000	—	63,000
Net average daily oil production (Bbls/d)	29,700	—	32,700

Production costs
Lease operating expenses ($/Boe)	$4.50	—	$5.10
Gathering, processing and transportation expenses ($/Boe)	$3.00	—	$3.40
Depreciation, depletion, and amortization ($/Boe)	$13.00	—	$15.00
Cash general and administrative ($/Boe)[1]	$1.95	—	$2.25
Stock-based compensation ($/Boe)[2]	$1.50	—	$2.00
Severance and ad valorem taxes (% of revenue)	6.0%	—	8.0%

Capital expenditure program ($MM)	$260	—	$310
Drilling, completion and facilities	$250	—	$290
Infrastructure, land and other	$10	—	$20

Operated drilling program
Wells spud (gross)	40	—	46
Wells completed (gross)	40	—	48
Average working interest	~85%
Average lateral length (feet)	~8,800

(1)    Cash general and administrative guidance does not include the portion of stock-based compensation that will settle in cash.
(2)     Stock-based compensation guidance includes expense amounts for both equity awards and for cash-based liability awards. The amount of actual expense to be incurred for the liability awards included in this guidance range may vary from our forecast, as such expense can fluctuate materially in future periods with changes in Centennial’s stock price and, for certain awards, with changes in Centennial’s stock price performance versus a defined peer group of companies. A portion of these liability awards are expected to be paid in cash during fiscal year 2021.

Centennial Resource Development, Inc.
Operating Highlights

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net revenues (in thousands):
Oil sales	$112,123	$220,600	$475,694	$810,655
Natural gas sales	17,724	12,901	46,776	44,556
NGL sales	18,230	22,891	57,986	89,119
Oil and gas sales	$148,077	$256,392	$580,456	$944,330

Average sales price:
Oil (per Bbl)	$40.36	$53.25	$36.02	$52.02
Effect of derivative settlements on average price (per Bbl)	(1.54)	(1.09)	(3.15)	(1.13)
Oil net of hedging (per Bbl)	$38.82	$52.16	$32.87	$50.89

Average NYMEX price for oil (per Bbl)	$42.66	$56.94	$39.44	$57.03
Oil differential from NYMEX	(2.30)	(3.69)	(3.42)	(5.01)

Natural gas (per Mcf)	$1.76	$1.14	$1.13	$1.07
Effect of derivative settlements on average price (per Mcf)	(0.09)	0.09	(0.12)	0.29
Natural gas net of hedging (per Mcf)	$1.67	$1.23	$1.01	$1.36

Average NYMEX price for natural gas (per Mcf)	$2.47	$2.34	$1.99	$2.52
Natural gas differential from NYMEX	(0.71)	(1.20)	(0.86)	(1.45)

NGL (per Bbl)	$17.65	17.47	$12.91	$17.03

Net production:
Oil (MBbls)	2,778	4,142	13,207	15,582
Natural gas (MMcf)	10,093	11,294	41,302	41,703
NGL (MBbls)	1,032	1,311	4,490	5,234
Total (MBoe)(1)	5,493	7,335	24,581	27,766

Average daily net production:
Oil (Bbls/d)	30,196	45,031	36,084	42,692
Natural gas (Mcf/d)	109,712	122,759	112,848	114,254
NGL (Bbls/d)	11,226	14,242	12,269	14,338
Total (Boe/d)(1)	59,708	79,734	67,161	76,072

(1)    Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Boe.

Centennial Resource Development, Inc.
Operating Expenses

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Operating costs (in thousands):
Lease operating expenses	$26,261	$38,899	$109,282	$145,976
Severance and ad valorem taxes	9,309	17,681	39,417	63,200
Gathering, processing, and transportation expense	17,956	20,714	71,309	72,834
Operating costs per Boe:
Lease operating expenses	$4.78	$5.30	$4.45	$5.26
Severance and ad valorem taxes	1.69	2.41	1.60	2.28
Gathering, processing, and transportation expense	3.27	2.82	2.90	2.62

Centennial Resource Development, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Operating revenues
Oil and gas sales	$148,077	$256,392	$580,456	$944,330
Operating expenses
Lease operating expenses	26,261	38,899	109,282	145,976
Severance and ad valorem taxes	9,309	17,681	39,417	63,200
Gathering, processing and transportation expenses	17,956	20,714	71,309	72,834
Depreciation, depletion and amortization	74,832	122,851	358,554	444,243
Impairment and abandonment expense	40,561	4,818	691,190	47,245
Exploration and other expenses	7,625	2,144	18,355	11,390
General and administrative expenses	18,421	22,567	72,867	79,156
Total operating expenses	194,965	229,674	1,360,974	864,044
Net gain (loss) on sale of long-lived assets	10	(842)	398	(857)
Income (loss) from operations	(46,878)	25,876	(780,120)	79,429

Other income (expense)
Interest expense	(17,682)	(16,148)	(69,192)	(55,991)
Gain on exchange of debt	—	—	143,443	—
Net gain (loss) on derivative instruments	(24,205)	660	(64,535)	(1,561)
Other income (expense)	110	13	81	334
Total other income (expense)	(41,777)	(15,475)	9,797	(57,218)

Income (loss) before income taxes	(88,655)	10,401	(770,323)	22,211
Income tax (expense) benefit	—	(739)	85,124	(5,797)
Net income (loss)	(88,655)	9,662	(685,199)	16,414
Less: Net (income) loss attributable to noncontrolling interest	—	(44)	2,362	(616)
Net income (loss) attributable to Class A Common Stock	$(88,655)	$9,618	$(682,837)	$15,798

Income (loss) per share of Class A Common Stock:
Basic	$(0.32)	$0.03	$(2.46)	$0.06
Diluted	$(0.32)	$0.03	$(2.46)	$0.06

Centennial Resource Development, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2020	December 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$5,800	$10,223
Accounts receivable, net	54,557	101,912
Prepaid and other current assets	5,229	7,994
Total current assets	65,586	120,129
Property and Equipment
Oil and natural gas properties, successful efforts method
Unproved properties	1,209,205	1,470,903
Proved properties	4,395,473	3,962,175
Accumulated depreciation, depletion and amortization	(1,877,832)	(931,737)
Total oil and natural gas properties, net	3,726,846	4,501,341
Other property and equipment, net	12,650	14,612
Total property and equipment, net	3,739,496	4,515,953
Noncurrent assets
Operating lease right-of-use assets	3,176	11,841
Other noncurrent assets	19,167	40,365
TOTAL ASSETS	$3,827,425	$4,688,288

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$110,439	$244,309
Operating lease liabilities	3,155	9,232
Other current liabilities	18,274	925
Total current liabilities	131,868	254,466
Noncurrent liabilities
Long-term debt, net	1,068,624	1,057,389
Asset retirement obligations	17,009	16,874
Deferred income taxes	2,589	85,504
Operating lease liabilities	422	3,354
Other noncurrent liabilities	2,952	—
Total liabilities	1,223,464	1,417,587

Shareholders’ equity
Preferred stock, $.0001 par value, 1,000,000 shares authorized:
Series A: No shares issued and outstanding at December 31, 2020 and 1 share issued and outstanding at December 31, 2019	—	—
Common stock, $0.0001 par value, 620,000,000 shares authorized:
Class A: 290,645,623 shares issued and 278,551,901 shares outstanding at December 31, 2020 and 280,650,341 shares issued and 275,811,346 shares outstanding at December 31, 2019	29	28
Class C (Convertible): No shares issued and outstanding at December 31, 2020 and 1,034,119 shares issued and outstanding at December 31, 2019	—	—
Additional paid-in capital	3,004,433	2,975,756
Retained earnings (accumulated deficit)	(400,501)	282,336
Total shareholders’ equity	2,603,961	3,258,120
Noncontrolling interest	—	12,581
Total equity	2,603,961	3,270,701
TOTAL LIABILITIES AND EQUITY	$3,827,425	$4,688,288

Centennial Resource Development, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$(685,199)	$16,414
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	358,554	444,243
Stock-based compensation expense - equity awards	20,966	28,997
Impairment and abandonment expense	691,190	47,245
Exploratory dry hole costs	6,615	—
Deferred tax expense (benefit)	(85,124)	5,797
Net (gain) loss on sale of long-lived assets	(398)	857
Non-cash portion of derivative (gain) loss	17,884	(4,094)
Amortization of debt issuance costs and discount	5,923	2,861
Gain on exchange of debt	(143,443)	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	44,572	(10,098)
(Increase) decrease in prepaid and other assets	(3,804)	(1,882)
Increase (decrease) in accounts payable and other liabilities	(56,360)	33,833
Net cash provided by operating activities	171,376	564,173
Cash flows from investing activities:
Acquisition of oil and natural gas properties	(8,464)	(103,709)
Drilling and development capital expenditures	(318,465)	(855,153)
Purchases of other property and equipment	(1,083)	(8,857)
Proceeds from sales of oil and natural gas properties	1,689	34,730
Net cash used in investing activities	(326,323)	(932,989)
Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility	570,000	595,000
Repayment of borrowings under revolving credit facility	(415,000)	(720,000)
Proceeds from issuance of senior notes	—	496,175
Debt exchange and debt issuance costs	(6,650)	(7,200)
Restricted stock used for tax withholdings	(607)	(1,038)
Net cash provided by financing activities	147,743	362,937
Net increase (decrease) in cash, cash equivalents and restricted cash	(7,204)	(5,879)
Cash, cash equivalents and restricted cash, beginning of period	15,543	21,422
Cash, cash equivalents and restricted cash, end of period	$8,339	$15,543

Reconciliation of cash, cash equivalents and restricted cash presented on the consolidated statements of cash flows for the periods presented:

	Year Ended December 31,
	2020	2019
Cash and cash equivalents	$5,800	$10,223
Restricted cash	$2,539	$5,320
Total cash, cash equivalents and restricted cash	$8,339	$15,543

Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our earnings release contains non-GAAP financial measures as described below.
Adjusted EBITDAX
Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income before interest expense, income taxes, depreciation, depletion and amortization, exploration and other expenses, impairment and abandonment expenses, non-cash gains or losses on derivatives, stock-based compensation, gain on exchange of debt, gains and losses from the sale of assets, transaction costs and nonrecurring workforce reduction severance payments. Adjusted EBITDAX is not a measure of net income as determined by GAAP.
Our management believes Adjusted EBITDAX is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.
The following table presents a reconciliation of Adjusted EBITDAX to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2020	2019	2020	2019
Adjusted EBITDAX reconciliation to net income:
Net income (loss) attributable to Class A Common Stock	$(88,655)	$9,618	$(682,837)	$15,798
Net income (loss) attributable to noncontrolling interest	—	44	(2,362)	616
Interest expense	17,682	16,148	69,192	55,991
Income tax expense (benefit)	—	739	(85,124)	5,797
Depreciation, depletion and amortization	74,832	122,851	358,554	444,243
Impairment and abandonment expense	40,561	4,818	691,190	47,245
Gain on exchange of debt	—	—	(143,443)	—
Non-cash derivative (gain) loss	18,987	(4,108)	17,884	(4,094)
Stock-based compensation expense(1)	8,111	6,998	23,045	26,315
Exploration and other expenses	7,625	2,144	18,355	11,390
Workforce reduction severance payments	—	—	3,466	—
Transaction costs	—	—	476	—
(Gain) loss on sale of long-lived assets	(10)	842	(398)	857
Adjusted EBITDAX	$79,133	$160,094	$267,998	$604,158

(1)    Includes stock-based compensation for equity awards and also for cash-based liability awards that have not yet been settled in cash, both of which relate to general and administrative employees only. Stock-based compensation amounts for geographical and geophysical personnel are included within the Exploration and other expenses line item.

Free Cash Flow (Deficit)
Free cash flow (deficit) is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define free cash flow (deficit) as net cash provided by operating activities before changes in working capital, less incurred capital expenditures.
Our management believes free cash flow (deficit) is a useful indicator of the Company’s ability to internally fund its exploration and development activities and to service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. The Company believes that this measure, as so adjusted, presents a meaningful indicator of the Company’s actual sources and uses of capital associated with its operations conducted during the applicable period. Our computations of free cash flow (deficit) may not be comparable to other similarly titled measures of other companies. Free cash flow (deficit) should not be considered as an alternative to, or more meaningful than, cash provided by operating activities as determined in accordance with GAAP or as indicator of our operating performance or liquidity.
Free cash flow (deficit) is not a financial measure that is determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of free cash flow (deficit) to net cash provided by operating activities, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended December 31,
(in thousands)	2020	2019
Net cash provided by operating activities	$41,144	$179,298
Changes in working capital:
Accounts receivable	3,567	(37,673)
Prepaid and other assets	979	887
Accounts payable and other liabilities	13,253	729
Discretionary cash flow	58,943	143,241
Less: total capital expenditures incurred	(29,900)	(197,100)
Free cash flow (deficit)	$29,043	$(53,859)

Net Debt / Book Capitalization Ratio
Net debt / book capitalization ratio is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define net debt / book capitalization ratio as net debt divided by book capitalization (non-GAAP). Net debt is defined as long-term debt, net, plus unamortized debt discount and debt issuance costs on senior notes minus cash and cash equivalents. Book capitalization (non-GAAP) is defined as long-term debt, net, plus unamortized debt discount and issuance costs on senior notes, plus total equity. Net debt / book capitalization ratio is not a measure calculated in accordance with GAAP.
Our management believes net debt / book capitalization ratio is useful as it allows them to more effectively evaluate our capital structure and liquidity and compare the results against our peers. Net debt / book capitalization ratio should not be considered as an alternative to, or more meaningful than, debt / book capitalization (GAAP) as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Our computations of net debt / book capital ratio may not be comparable to other similarly titled measures of other companies.
The following table presents a reconciliation of our net debt / book capitalization ratio to our most directly comparable financial measure calculated and presented in accordance with GAAP:

(in thousands)	December 31, 2020	December 31, 2019
Total equity	$2,603,961	$3,270,701

Long-term debt, net	1,068,624	1,057,389
Unamortized debt discount and debt issuance costs on senior notes	34,248	17,611
Long-term debt	1,102,872	1,075,000
Less: cash and cash equivalents	(5,800)	(10,223)
Net debt (Non-GAAP)	1,097,072	1,064,777

Book capitalization (GAAP)(1)	$3,672,585	$4,328,090

Book capitalization (non-GAAP)(2)	$3,706,833	$4,345,701

Debt / book capitalization (GAAP)(3)	29%	24%

Net debt / book capitalization (non-GAAP)(4)	30%	25%

(1)    Book capitalization (GAAP) is calculated as total equity plus long-term debt, net.
(2)     Book capitalization (non-GAAP) is calculated as total equity plus long-term debt.
(3)    Debt / book capitalization (GAAP) is calculated as long-term debt, net divided by book capitalization (GAAP).
(4)     Net debt / book capitalization (non-GAAP) is calculated as net debt (non-GAAP) divided by book capitalization (non-GAAP).

The following table summarizes the approximate volumes and average contract prices of the hedge contracts the Company had in place as of December 31, 2020 and additional contracts entered into through February 19, 2021:

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Crude Price ($/Bbl)(1)
Crude oil swaps
NYMEX WTI	January 2021 - March 2021	990,000	11,000	$41.48
	April 2021 - June 2021	1,183,000	13,000	43.18
	July 2021 - September 2021	736,000	8,000	45.87
	October 2021 - December 2021	644,000	7,000	45.59

ICE Brent	January 2021 - March 2021	270,000	3,000	$46.85
	April 2021 - June 2021	409,500	4,500	54.98
	July 2021 - September 2021	184,000	2,000	48.25
	October 2021 - December 2021	184,000	2,000	48.50

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Collar Price Ranges ($/Bbl)(2)
Crude oil collars	January 2021 - March 2021	315,000	3,500	$40.00 - $48.14
	April 2021 - June 2021	227,500	2,500	42.00 - 51.14
	July 2021 - September 2021	92,000	1,000	42.00 - 50.10
	October 2021 - December 2021	92,000	1,000	42.00 - 50.10

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)(3)
Crude oil basis differential swaps	January 2021 - March 2021	990,000	11,000	$0.01
	April 2021 - June 2021	1,183,000	13,000	0.11
	July 2021 - September 2021	736,000	8,000	0.26
	October 2021 - December 2021	644,000	7,000	0.26

(1)    These crude oil swap transactions are settled based on the NYMEX WTI or ICE Brent oil price on each trading day within the specified monthly settlement period versus the contractual swap price for the volumes stipulated.
(2) These crude oil collars are settled based on the NYMEX WTI price on each trading day within the specified monthly settlement period versus the contractual floor and ceiling prices for the volumes stipulated.
(3) These oil basis swap transactions are settled based on the difference between the arithmetic average of ARGUS MIDLAND WTI and ARGUS WTI CUSHING indices, during each applicable monthly settlement period.

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd Avg. Gas Price ($/MMBtu)(1)
Natural gas swaps	January 2021 - March 2021	5,400,000	60,000	$2.91
	April 2021 - June 2021	3,640,000	40,000	2.89
	July 2021 - September 2021	3,680,000	40,000	2.89
	October 2021 - December 2021	3,680,000	40,000	2.95
	January 2022 - March 2022	1,800,000	20,000	3.00

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Collar Price Ranges ($/MMBtu)(2)
Natural gas collars	January 2021 - March 2021	1,800,000	20,000	$2.90 - $3.64

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Differential ($/MMBtu)(3)
Natural gas basis differential swaps	January 2021 - March 2021	1,800,000	20,000	$(0.30)
	April 2021 - June 2021	3,640,000	40,000	(0.30)
	July 2021 - September 2021	3,680,000	40,000	(0.30)
	October 2021 - December 2021	3,680,000	40,000	(0.28)
	January 2022 - March 2022	1,800,000	20,000	(0.26)

(1) These natural gas swap contracts are settled based on the NYMEX Henry Hub price on each trading day within the specified monthly settlement period versus the contractual swap price for the volumes stipulated.
(2) These natural gas collars are settled based on the NYMEX Henry Hub price on each trading day within the specified monthly settlement period versus the contractual floor and ceiling prices for the volumes stipulated.
(3) These natural gas basis swap contracts are settled based on the difference between the Inside FERC’s West Texas WAHA price and the NYMEX price of natural gas, during each applicable monthly settlement period.

The following table summarizes estimated proved reserves, pre-tax PV 10%, and standardized measure of discounted future cash flows as of the periods indicated:

	December 31, 2020	December 31, 2019	December 31, 2018
Proved developed reserves:
Oil (MBbls)	70,716	74,842	63,317
Natural gas (MMcf)	279,556	237,791	180,542
NGL (MBbls)	31,672	32,743	23,093
Total proved developed reserves (MBoe)(1)	148,981	147,216	116,500
Proved undeveloped reserves:
Oil (MBbls)	79,776	75,317	79,449
Natural gas (MMcf)	248,231	264,639	222,310
NGL (MBbls)	28,773	34,499	28,825
Total proved undeveloped reserves (MBoe)(1)	149,921	153,923	145,326
Total proved reserves:
Oil (MBbls)	150,492	150,159	142,766
Natural gas (MMcf)	527,787	502,430	402,852
NGL (MBbls)	60,445	67,242	51,918
Total proved reserves (MBoe)(1)	298,902	301,139	261,826

Proved developed reserves %	50%	49%	44%
Proved undeveloped reserves %	50%	51%	56%

Reserve values (in millions):
Standard measure of discounted future net cash flows	$1,184.7	$2,062.4	$2,479.9
Discounted future income tax expense	4.4	135.5	499.6
Total proved pre-tax PV 10%(2)	$1,189.1	$2,197.9	$2,979.5

(1)    Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Boe.
(2)    Total proved pre-tax PV 10% (“Pre-tax PV 10%”) is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, and it is derived from the standardized measure of discounted future net cash flows (the ‘‘Standardized Measure’’), which is the most directly comparable GAAP financial measure. Pre-tax PV 10% is computed on the same basis as the Standardized Measure but without deducting future income taxes. We believe Pre-tax PV 10% is a useful measure for investors when evaluating the relative monetary significance of our oil and natural gas properties. We further believe investors may utilize our Pre-tax PV 10% as a basis for comparison of the relative size and value of our proved reserves to other companies because many factors that are unique to each individual company impact the amount of future income taxes to be paid. Our management uses this measure when assessing the potential return on investment related to our oil and gas properties and acquisitions. However, Pre-tax PV 10% is not a substitute for the Standardized Measure. Our Pre-tax PV 10% and Standardized Measure do not purport to present the fair value of our proved oil, NGL and natural gas reserves.

Supplemental Measures
Organic Reserve Replacement Ratio
The Company uses the organic reserve replacement ratio as an indicator of the Company’s ability to replace the reserves that it has developed and to increase its reserves over time. The ratio is not a representation of value creation and has a number of limitations that should be considered. For example, the ratio does not incorporate the costs or timing of developing future reserves. The organic reserve replacement ratio of 91% is calculated as (a) our total 2020 proved reserve extensions and discoveries and revisions to previous estimates of 22.3 MMBoe divided by (b) the Company’s total 2020 production of 24.6 MMBoe. The ratio calculation excludes acquisitions and divestitures.
Proved Developed and Drill-Bit Finding and Development (“F&D”) Costs
The Company uses proved developed F&D cost and drill-bit F&D cost as indicators of capital efficiency, in that they measure the Company’s costs to add proved reserves on a per Boe basis. Both calculations exclude acquisitions and divestitures and are subject to limitations, including the uncertainty of future costs to develop the Company’s reserves.
Proved developed F&D of $11.48 per Boe is calculated as our total 2020 exploration and developments costs incurred of $302.4 million divided by the sum of (i) total proved developed reserve extensions and discoveries, (ii) transfers from proved undeveloped reserves at year-end 2019, and (iii) proved developed reserve revisions to previous estimates, which altogether totaled 26.3 MMBoe.
Drill-bit F&D of $13.53 per Boe is calculated as (a) our total 2020 exploration and developments costs incurred of $302.4 million divided by (b) the Company’s total 2020 proved reserve extensions and discoveries and revisions to previous estimates of 22.3 MMBoe.